Exhibit 32.1
Officers’ Section 1350 Certifications
     Each of the undersigned officers of Tarragon Corporation, a Nevada corporation (the “Company”), hereby certifies that (i) the Company’s Quarterly Report on Form 10-Q/A (Amendment No. 1) for the nine months ended September 30, 2006, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Quarterly Report on Form 10-Q/A (Amendment No. 1) for the nine months ended September 30, 2006, fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: November 15, 2006	/s/ William S. Friedman

	Name:	William S. Friedman
	Title:	Chief Executive Officer

/s/ Erin D. Pickens

	Name:	Erin D. Pickens
	Title:	Executive Vice President
and Chief Financial Officer